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                                                                  EXHIBIT (4)(b)

             Provident Mutual Life Insurance Company of Philadelphia

                           Philadelphia, Pennsylvania


                              QUALIFIED PLAN RIDER



This Rider is pan of the Contract. The Contract. is issued to or purchased by the trustee of a pension or profit-sharing plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the 'Code"). The following provisions apply and replace any contrary Contract provisions:

         1. Except as allowed by the qualified pension or profit-sharing plan of which this Contract is a part, the Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Provident Mutual.

         2. The Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing plan of which the Contract is a part. Any payment, distribution or transfer under the Contract shall comply with the provisions, terms and conditions of such plan as determined by the plan administrator, trustee or other designated plan fiduciary. Provident Mutual shall be under no obligation either: a) to determine whether any such payment, distribution or transfer is inconsistent with the provisions, terms and conditions of such plan; or b) to administer such plan, including any provisions required by the Retirement Equity Act of 1984.

         3. Notwithstanding any provision to the contrary in the Contract or the qualified pension or profit-sharing plan of which the Contract is a part, we reserve the right to amend or modifv the Contract or Rider to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the qualified status of such pension or profit-sharing plan.


Attached by Provident Mutual life Insurance Company of Philadelphia on the Issue Date of this Contract.


                                                      ROBERT W. KLOSS
                                                      L. J. Rowell, Jr.
                                                      President and Chief
                                                      Executive Officer